Exhibit 1(b)

THE COMMONWEALTH OF MASSACHUSETTS

MICHAEL JOSEPH CONNOLLY

SECRETARY OF THE COMMONWEALTH

STATE HOUSE - BOSTON, MA



SUPPLEMENT TO DECLARATION OF TRUST

 We, J. Gary Burkhead, Senior Vice President and Arthur S. Loring,
Secretary of

Equity Portfolio: Growth
82 Devonshire Street
Boston, Massachusetts 02109


do hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Declaration of Trust of EQUITY PORTFOLIO: GROWTH, the following Supplement to said Declaration of Trust was duly adopted by the Trustees of said Trust at a meeting held July 16, 1986 and by a majority shareholder vote at a meeting held September 25, 1986:
VOTED: That the Declaration of Trust dated October 26, 1984, be and it hereby is, amended as follows:

    By amending Article V, Section 1(r) to read as follows:

     "To borrow money, and to pledge, mortgage or hypothecate the assets of the
     Trust, subject to applicable limitations of the 1940 Act."

      This Supplement to the Declaration of Trust will become effective when filed in accordance with CHAPTER 182, SECTION 2 of the MASSACHUSETTS
      GENERAL LAWS.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto executed this Supplement this 10th day of February, 1987.
/s/J. Gary Burkhead
   J. Gary Burkhead, Senior Vice President

/s/Arthur S. Loring
   Arthur S. Loring, Secretary